GENERAL CONVEYANCE OF ASSETS

THIS INDENTURE made as of the 19th day of March, 2004

BETWEEN:

VLADIMIR PETROVIC, 5928 Rumble Street, Burnaby, British Columbia, V5J 2C5

(the "Vendor")

AND:

ACCELRATE POWER SYSTEMS INC., Suite 1370, 1140 West Pender Street, Vancouver, British Columbia   V6E 4G1

(the "Purchaser")

WITNESSES THAT WHEREAS:

A.

Pursuant to an agreement (the "Purchase Agreement") made as of February 5, 2004 between the Vendor and the Purchaser, the Vendor agreed, inter alia, to sell the Assets to the Purchaser for 3,000,000 common shares in the capital of the Purchaser;

B.

Pursuant to the Purchase Agreement, the Vendor agreed to execute and deliver this Indenture for the purpose of conveying the Assets to the Purchaser;

THEREFORE, in consideration of the premises and the sum of $10.00 and other good and valuable consideration now paid by the Purchaser to the Vendor, the receipt of which is hereby acknowledged by the Vendor, the Vendor hereby covenants and agrees with the Purchaser as follows:

1.01

In this Indenture, unless a contrary intention appears, the words and phrases set out in Schedule 1.01 shall have the meanings assigned to them in Schedule 1.01.

1.02

The Vendor hereby grants, bargains, sells, assigns, transfers, conveys, and sets over unto the Purchaser all of the Assets, wherever situate, and all legal and beneficial right, title and interest therein and thereto, and all other property and things of every kind and nature, tangible and intangible, legal and equitable which the Vendor may be possessed of or entitled to in connection with the Assets.

1.03

The Vendor covenants, agrees, represents and warrants to and with the Purchaser that:

(a)

the Vendor is now rightfully and absolutely possessed of and entitled to the Assets, and has the right to convey same to the Purchaser in the manner herein provided;

(b)

the Assets are free and clear of all liens, charges, encumbrances, claims, and demands of every nature and kind whatsoever;

(c)

from and after the time and execution and delivery hereof the Purchaser will peaceably and quietly have, hold, possess and enjoy the Assets to and for the Purchaser's own use and benefit without any manner of hindrance, interruption, molestation, claim or demand whatsoever of, from or by the Vendor or any other person claiming by, through or under the Vendor whomsoever; and

(d)

the Vendor will from time to time and at all times hereafter, upon the reasonable request of the Purchaser, but at the expense of the Purchaser, make, do and execute, or cause to or procure to be made, done and executed, all such further acts, deeds, and assurances for the more effectual conveyance and assurance of the Assets unto the Purchaser in accordance with the intent and meaning of this Indenture, as may be reasonably required by the Purchaser.

1.04

The Vendor hereby constitutes and appoints the person from time to time holding the office of President of the Purchaser as the true and lawful attorney of the Vendor, with full power of substitution, to do all acts and deeds, to execute all documents and instruments, and to give all assurances, for and in the name of or otherwise on behalf of the Vendor, as may be required to give effect to the conveyance of the Assets to the Purchaser in the manner herein provided, in accordance with the intent and meaning of this Indenture.

IN WITNESS WHEREOF the Vendor and Purchaser have executed these presents as of the day and year first above written.

“Vladimir Petrovic”

VLADMIR PETROVIC

ACCELRATE POWER SYSTEMS INC.

Per:

“Reimar Koch”

Authorized Signatory

Schedule 1.01

Definitions

"Assets" means, collectively, the Invention, the Rights, the Technology, the Patents, the Petrovic Marks, the Documentation and any Petrovic Contracts, and all of the Vendor's right, title and interest in, to and under the License Agreement and in respect of the License, including royalties payable by the Purchaser thereunder;

"Documentation" means all printed and electronic material relating in any way to the Assets, including without limitation all copyright materials and the full benefit thereof;

"Invention" means the invention which is the subject of the United States provisional patent application entitled "Sequential Pulse Method for Fast Battery Charging", filed July 19, 1999 on behalf of the Vendor as inventor and the Purchaser as applicant, and all improvements thereon, all additions thereto and all other inventions derived from or based in whole or in part thereon;

"License" means the sole and exclusive right and license granted in the License Agreement to, inter alia, use the Petrovic Marks and the Patents and to use, exploit and sub-license the Technology and the Invention for the purpose of manufacturing (or causing to be manufactured by a third party selected by the Purchaser), distributing and selling Products throughout the world, including without limitation the right and license to grant sub-licenses of all or any portion of the right and license granted to the Purchaser under the License Agreement;

"License Agreement" means that certain License and Distribution Agreement made as of July 19, 1999 between the Vendor and the Purchaser;

''Patents" means any and all patents, patent applications and patents pending relating in any way to the Invention and/or the Technology, including without limitation the Vendor's United States provisional patent application entitled "Sequential Pulse Method for Fast Battery Charging", filed July 19, 1999 on behalf of the Vendor as inventor and the Purchaser as applicant, and all patents derived therefrom and from any and all other patent applications filed by the Vendor in respect of the Invention or the Technology, and all proprietary rights associated with and arising from them and any amendments or improvements thereto;

"Petrovic Contracts" means all right, title and interest in, to and under all contracts, engagements and commitments which the Vendor is entitled to or possessed of in connection with the Assets, whether oral or written, including without limitation all licensing and revenue sharing agreements;

"Petrovic Marks" means all registered and unregistered trademarks, service marks, logos, insignias, seals, designs and other symbols/devices created or developed by or on behalf of the Vendor in connection with the Invention, the Technology or any Product, and all right, title and interest in and to all trade or brand names, copyrights, designs and other industrial or intellectual property used in connection therewith;

"Products" means any and all products which may be manufactured, produced or otherwise derived, or are capable of being manufactured, produced or otherwise derived, using the Invention and/or all or some of the Technology, now or in the future;

"Rights" means the rights of the Vendor to all processes, trade secrets, know how, show how, patent and trade-mark applications and other proprietary information relating to the Invention;

"Technology" means any and all current and future intellectual property, trade secrets, proprietary information, plans, blueprints, technical data and materials, knowledge, know-how and techniques relating to the Invention and/or Patents, or otherwise relating to any process of battery charging or re-charging.